EXHIBIT 2.1

Dated as of [●]

iSTAR INC.

and

[SPINCO]

__________________________________________________________________

Separation and Distribution Agreement

__________________________________________________________________

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5.2 Late Payments	33

5.3 Warranties of Title to Real Property	33

5.4 Inducement	33

5.5 Post-Effective Time Conduct	33

5.6 Non-Solicitation Covenant	33

Article VI Exchange of Information; Confidentiality	34

6.1 Agreement for Exchange of Information	34

6.2 Ownership of Information	34

6.3 Record Retention	35

6.4 Limitations of Liability	35

6.5 Other Agreements Providing for Exchange of Information	35

6.6 Production of Witnesses; Records; Cooperation	36

6.7 Privileged Matters	38

6.8 Confidentiality	39

6.9 Protective Arrangements	40

Article VII TAX MATTERS	40

7.1 Allocation of Tax Liabilities	40

7.3 Tax Refunds	41

7.4 Assistance and Cooperation	41

7.5 Tax Contests	41

7.6 Tax Treatment of Indemnity Payments	41

7.7 Indemnity Payment Escrow	42

Article VIII Termination	43

8.1 Termination	43

8.2 Effect of Termination	43

Article IX Miscellaneous	43

9.1 Counterparts; Entire Agreement; Corporate Power	43

9.2 Notices	43

9.3 Interpretation	44

9.4 Third-Party Beneficiaries	44

9.5 Governing Law	45

9.6 Severability	45

9.7 Assignment	45

9.8 No Set-Off	46

- ii -

9.9 Specific Performance	46

9.10 Survival of Covenants	46

9.11 Waivers of Default	46

9.12 Amendments	46

9.13 Limitations of Liability	47

9.14 Performance	47

9.15 Responsibility for Expenses	47

Exhibit A       Transferred Assets and Liabilities

Exhibit B       Excluded Assets and Liabilities

Exhibit C       Distribution Steps Plan

- iii -

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●] (this “Agreement”), is by and among iStar Inc., a Maryland corporation (together with its successors and assigns, “iStar”), and [SPINCO]1, a Maryland business trust (together with its successors and assigns, “SpinCo”).

RECITALS

WHEREAS, iStar entered into an Agreement and Plan of Merger, dated August 10, 2022 (as amended from time to time, the “Merger Agreement”), by and among iStar and Safehold Inc., a Maryland corporation (together with its successors and assigns, “SAFE”), pursuant to which SAFE will merge with and into iStar (the “Merger”), with iStar continuing as the surviving corporation and operating under the name “Safehold Inc.”;

WHEREAS, as a condition to the closing of the Merger, iStar has agreed to consummate a series of reorganization and separation transactions (the “Separation”) pursuant to which, among other things, the direct or indirect ownership interests in certain properties and other assets of iStar and its subsidiaries, as well as certain Liabilities of iStar and its subsidiaries, will be contributed to SpinCo;

WHEREAS, following the Separation, but prior to the effective time of the Merger, iStar will distribute to the stockholders of iStar all of the issued and outstanding SpinCo Common Stock (the “Distribution,” and together with the Separation, the “Separation Transactions”);

WHEREAS, the Parties have completed certain preliminary actions in connection with the Separation and the Distribution, including the formation of SpinCo as a wholly owned Subsidiary of iStar;

WHEREAS, SpinCo has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 10, which includes an information statement, with respect to the shares of SpinCo Common Stock to be distributed by iStar in the Distribution, which was declared effective by the SEC on [●];

WHEREAS, contemporaneously with the execution of this Agreement, in furtherance of the foregoing, the board of directors of iStar (the “iStar Board”) has approved the Distribution of all of the issued and outstanding shares of SpinCo common stock, par value $0.01 per share (“SpinCo Common Stock”), at a ratio of one share of SpinCo Common Stock for one share of iStar common stock, par value $0.001 per share, subject to adjustment as provided in Section 3.4(a) (the “Distribution Ratio”) held as of the close of business on the Record Date, subject to the satisfaction of the conditions of the Distribution set forth in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to set forth each of the Separation Transactions to be effectuated by the Parties, and to set forth certain other agreements relating to the Separation Transactions and the relationship of iStar, SpinCo and their respective Affiliates following the Distribution.

1 Name of SpinCo to be jointly determined by Star and Safe prior to the Distribution Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean GAAP applied on a consistent basis.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, from and after the Distribution Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the iStar Group and (b) no member of the iStar Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean a distribution agent, transfer agent and registrar that is duly appointed by iStar to act in such capacities for the SpinCo Common Stock in connection with the Distribution.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Allowed Amount” shall have the meaning set forth in Section 7.7.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation Transactions or the other transactions contemplated by this Agreement, including the Management Agreement, the Governance Agreement, the Term Loan Facility, the Registration Rights Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including: (i) rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement; (ii) all interests in any capital stock or other equity interests of any Subsidiary or any other Person or all loans, advances or other extensions of credit or capital contribution to any Subsidiary or any other Person; (iii) all other investments in securities of any Person; (iv) all rights as a partner, joint venturer or participant; and (v) all deposits, letters of credit, performance bonds and other surety bonds.

“Assumed Liabilities” shall mean (without duplication) all of the Liabilities of iStar, SpinCo or any member of the SpinCo Group or iStar Group, other than the Excluded Liabilities, which Assumed Liabilities shall include:

(i)            except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent relating to, arising out of or resulting from any Transferred Assets or the operation or conduct of the Transferred Business whether arising before, at or after the Distribution Effective Time, including any divested Assets or operations of the Transferred Business;

(ii)           all liabilities reflected in the most recent unaudited pro forma balance sheet of the SpinCo Group included in the Form 10;

(iii)          the obligations related to the SpinCo Group portion of any Shared Contract pursuant to Section 2.7;

(iv)          all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed or retained by SpinCo or any other member of the SpinCo Group (including indemnification obligations thereunder);

(v)           all Liabilities pursuant to the SpinCo Loan Agreements;

(vi)          all Liabilities of the iStar Group relating to any Disclosure Document (excluding any Liabilities to the extent relating to information supplied by the iStar Group regarding its role as the manager of the SpinCo Group or the Management Agreement, which for the avoidance of doubt shall be Excluded Liabilities); and

(vii)         those Liabilities set forth on Exhibit A.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, New York are closed for business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Cutoff Date” shall have the meaning set forth in Section 7.1(a).

“Deed” shall have the meaning set forth in Section 5.3(a).

“Designated Exchange” means Nasdaq or NYSE (or any such exchange’s affiliated exchanges) or such other primary stock exchange on which the SpinCo Common Stock will be listed following the consummation of the transactions contemplated by this Agreement; provided, that the Designated Exchange shall be NYSE, unless (a) in the case of Nasdaq (or one of its affiliated exchanges), (i) iStar reasonably determines, in good faith and after consultation with SAFE, that the Designated Exchange should be Nasdaq (or one of its affiliated exchanges) based on adverse developments in the listing process of NYSE following the date hereof and such change from NYSE to Nasdaq would not reasonably be expected to materially delay the closing of the transactions contemplated hereby and the Merger Agreement and would not adversely affect any of the covenants, agreements, rights or obligations of any Party to this Agreement or the Merger Agreement or (ii) such exchange is mutually agreed to in writing by SAFE and iStar prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by Safe or iStar) or (b) in the case of any exchange other than Nasdaq or NYSE (or their affiliated exchanges), such exchange is mutually agreed to in writing by Safe and iStar prior to the Separation (such agreement not to be unreasonably withheld, conditioned or delayed by SAFE or iStar).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation, the Distribution or the SpinCo Group, or primarily relates to the transactions contemplated hereby.

“Distribution” shall have the meaning set forth in the recitals hereof.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Steps Plan” shall have the meaning set forth in Section 2.1.

“Distribution Effective Time” shall mean 12:01 p.m., Eastern time, on the Distribution Date.

“Environmental Law” shall mean any Law relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials, (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material, (c) the treatment, storage, disposal or management of Hazardous Materials, (d) exposure to Hazardous Materials or any other toxic, hazardous or other controlled, prohibited or regulated substances, (e) the transportation, release or any other use of Hazardous Materials, or (f) the pollution, protection or regulation of the environmental or natural resources.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escrowed Amount” shall have the meaning set forth in Section 7.7.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean, other than the Transferred Assets, all of the Assets of the iStar Group (which, for the avoidance of doubt, shall include the SAFE Group after the effective time of the Merger). Without limiting the foregoing, the Excluded Assets shall include each of the Assets set forth on Exhibit B.

“Excluded Business” shall mean the businesses, operations and activities of (i) the iStar Group conducted prior to the Distribution Effective Time that relate to the origination, acquisition, creation of, investment in, financing of, management of or fundraising for, fee and leasehold interests in ground leases, ground lease related assets and entities that own and hold such assets (including SAFE, any other member of the SAFE Group and iStar GL Venture REIT LLC; (ii) the SAFE Group, whether conducted before or after the Distribution Effective Time (including as part of the iStar Group after the effective time of the Merger); and (iii) the iStar Group conducted after the Distribution Effective Time.

“Excluded Liabilities” shall mean:

(i)            all Liabilities to the extent relating to, arising out of or resulting from:

(1)	the operation or conduct of the Excluded Business as conducted at any time prior to the Distribution Effective Time by the iStar Group (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, which act or failure to act relates to the Excluded Business);

(2)	the operation or conduct of the Excluded Business or any other business conducted by the iStar Group at any time after the Distribution Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, which act or failure to act relates to the Excluded Business or such other business); or

(3)	the Excluded Assets;

(ii)           the obligations related to the iStar Group portion of any Shared Contract pursuant to Section 2.7;

(iii)          all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed or retained by iStar or any member of the iStar Group (including indemnification obligations thereunder);

(iv)          all Liabilities for payment of amounts due in respect of indebtedness and preferred stock of iStar; and

(v)           those Liabilities set forth on Exhibit B.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governance Agreement” shall mean the Governance Agreement entered into at the closing of the Merger between iStar and SpinCo.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, industry self-regulatory organization or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean the SpinCo Group, the iStar Group and/or the SAFE Group, as the context requires.

“Hazardous Materials” shall mean each element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under applicable Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement to be sent to the holders of iStar common stock in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Insurance Termination Date” shall have the meaning set forth in Section 5.1(c).

“Insured Party” shall have the meaning set forth in Section 5.1(c).

“Intellectual Property” shall mean all of the following anywhere in the world: (a) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), patents and patent applications, and all continuations and continuations in part, divisions, reissues, reexaminations, renewals, and extensions thereof, (b) all copyrightable works, copyrights, mask works, and industrial designs, and all registrations and applications for registration thereof, (c) all trademarks, service marks, trade dress trade names, logos, domain names, social media accounts and handles, and other indicia of origin, and all registrations and applications for the registration thereof, and all goodwill of the business connected with the use thereof and symbolized thereby, (d) all trade secrets, and other intellectual property and proprietary rights in know-how, technology, technical data, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and all other proprietary information of every kind (collectively, “Know-How”), (e) all software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, (f) all databases and data collections, (g) all other intellectual property rights, and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“iStar” shall have the meaning set forth in the preamble hereof.

“iStar Accounts” shall have the meaning set forth in Section 2.8(a).

“iStar Board” shall have the meaning set forth in the recitals hereof.

“iStar Group” shall mean iStar and each Person that is a Subsidiary of iStar, including, after the effective time of the Merger, SAFE and each Person that is a Subsidiary of SAFE (in each case, other than SpinCo and any other member of the SpinCo Group).

“iStar Indemnitees” shall have the meaning set forth in Section 4.2.

“iStar Statement” shall have the meaning set forth in Section 2.10(a).

“Joint Proxy Statement / Prospectus” shall mean the joint proxy statement / prospectus of iStar and SAFE filed on Form S-4 with the SEC, which was declared effective by the SEC on [●].

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, Permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.8(a).

“Loss Party” shall have the meaning set forth in Section 5.1(d).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, Taxes, penalties and expenses (including legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Management Agreement” shall mean the management agreement to be entered into by and between iStar and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement in the form attached hereto as Exhibit C.

“Margin Loan” shall mean the $140.0 million margin loan to be entered into by SpinCo on the date of the Separation and secured by the SAFE Shares.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Agreement” shall have the meaning set forth in the recitals hereof.

“Parties” shall mean the parties to this Agreement.

“Payor” shall have the meaning set forth in Section 7.2(c).

“Permit” shall mean a permit, approval, authorization, consent, license or certificate of any kind issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policy” shall have the meaning set forth in Section 5.3(b).

“Positive Tax Opinion or Ruling” shall have the meaning set forth in Section 7.7.

“Privileged Information” shall mean any information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Qualifying Income” shall have the meaning set forth in Section 7.7.

“Real Property” shall have the meaning set forth in Section 5.3(a).

“Record Date” shall mean the close of business on the date to be determined by the iStar Board as the record date for determining holders of iStar capital stock entitled to receive shares of SpinCo Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of iStar capital stock as of the Record Date.

“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into at the closing of the Merger between iStar and SpinCo.

“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.

“Required Party” shall have the meaning set forth in Section 7.2(c).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SAFE” shall have the meaning set forth in the preamble hereof.

“SAFE Group” shall mean SAFE and each Person that is a Subsidiary of SAFE, including, after the effective time of the Merger, SAFE and each Person that is a Subsidiary of SAFE.

“SAFE Shares” shall mean the number of shares of common stock of SAFE equal to the SpinCo Share Contribution transferred to the SpinCo Group in the Separation Transactions.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Transactions” shall have the meaning set forth in the recitals hereof.

“Shared Contract” shall have the meaning set forth in Section 2.7(a).

“SpinCo” shall have the meaning set forth in the preamble hereof.

“SpinCo Account” shall have the meaning set forth in Section 2.8(a).

“SpinCo Common Stock” shall have the meaning set forth in the recitals hereof.

“SpinCo Group” shall mean (a) prior to the Distribution Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of or immediately after the Distribution Effective Time, including the Transferred Entities, even if, prior to the Distribution Effective Time, such Person is not a Subsidiary of SpinCo; and (b) from and after the Distribution Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo or that was a Subsidiary of iStar prior to the Distribution Effective Time and is not a Subsidiary of the iStar Group after the Distribution Effective Time.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Loan Agreements” shall mean, collectively, the Margin Loan and the Term Loan Facility, each entered into by SpinCo in connection with the Distribution.

“SpinCo Share Contribution” shall mean a number of shares of common stock of SAFE having a value of $400 million as determined in accordance with the terms of the Margin Loan.

“Spin-Off Distribution” shall mean the $140.0 million distribution to be made by SpinCo to iStar immediately prior to the Separation (using the proceeds of the Margin Loan) in consideration of the Transferred Assets.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, REIT, or other organization, whether incorporated or unincorporated, or other legal entity of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity; (b) the total combined equity interests of such entity, or (c) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean a Tax counsel or accountant, in each case of recognized national standing.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” shall mean an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Law” shall mean the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Term Loan Facility” shall mean the Term Loan Facility entered into between a member of the iStar Group and SpinCo prior to the date hereof in an initial aggregate principal amount of $100.0 million (as amended and restated in connection with the closing of the Merger).

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transaction Documents” shall mean this Agreement, the Ancillary Agreements, the SpinCo Loan Agreements and the Merger Agreement.

“Transfer” shall have the meaning set forth in Section 2.1(a).

“Transferee” shall have the meaning set forth in Section 5.3(a).

“Transferor” shall have the meaning set forth in Section 5.3(a).

“Transfer Documents” shall mean any documents relating to the transfer of Assets and/or Liabilities in connection with the Separation Transactions, including such deeds, bills of sale, asset transfer agreements, business transfer agreements, demerger plans, deeds or agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between the Parties or members of their respective Groups, as applicable, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation Transactions.

“Transfer Taxes” shall mean all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Separation Transactions (excluding in each case, for the avoidance of doubt, any Income Taxes).

“Transferred Assets” shall mean (i) all of the equity interests in each of the Subsidiaries comprising the SpinCo Group (other than SpinCo) and each of the other Assets identified as Transferred Assets on Exhibit A, taking into account the effect to the Separation Transactions, (ii) any other Assets mutually agreed by iStar and SAFE and reflected on the most recent unaudited pro forma balance sheet of the SpinCo Group included in the Form 10 and (iii) the Cash Contribution and other cash payable to SpinCo, if any, pursuant to Section 2.10; provided, however, that in the cases of clauses (i) and (ii), Transferred Assets shall not include any such Assets that are disposed of or that are repaid prior to the Distribution Effective Time, but shall include the Additional Cash Proceeds (as such term is defined in the Merger Agreement) remaining after iStar has satisfied its obligations under Section 6.12 of the Merger Agreement.

“Transferred Business” shall mean the businesses, operations, activities, Assets and Liabilities of iStar and its Subsidiaries prior to the Separation Transactions other than the Excluded Business.

“Transferred Entities” shall have the meaning set forth on Exhibit A.

Article II

The Separation

2.1            Separation Transactions. Promptly following the execution of this Agreement, the Parties shall engage in and effectuate the Separation Transactions in accordance with this Agreement, including the Distribution Steps Plan attached hereto as Exhibit D (the “Distribution Steps Plan”). The Parties acknowledge that the Separation Transactions are intended to result in the iStar Group retaining the Excluded Assets and the Excluded Liabilities and the SpinCo Group owning the Transferred Assets and assuming the Assumed Liabilities. For the avoidance of doubt, to the extent a specific aspect of the Separation Transactions is expressly depicted by the Distribution Steps Plan, the Distribution Steps Plan shall take precedence in the event of any conflict between the terms of this Article II and the Distribution Steps Plan, and any transfers of assets or liabilities made pursuant to this Agreement or any Ancillary Agreement after the Distribution Effective Time shall be deemed to have been made prior to the Distribution Effective Time consistent with the Distribution Steps Plan. Upon the terms and subject to the conditions set forth in this Agreement:

(a)            Transferred Assets. iStar shall, and shall cause the members of the iStar Group to, contribute, convey, transfer, assign and/or deliver (“Transfer”) to SpinCo or the applicable SpinCo Group member, and SpinCo or the applicable SpinCo Group member shall acquire and accept from iStar or its applicable member of the iStar Group, all of the respective right, title and interest of iStar or its applicable member of the iStar Group in and to the Transferred Assets. The Parties acknowledge and agree that any Transferred Asset held by any Transferred Entity shall be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity. For the avoidance of doubt, the Transferred Assets do not include any Excluded Assets, and iStar or the applicable member of the iStar Group shall retain all right, title and interest in and to any and all Excluded Assets.

(b)            Assumed Liabilities. SpinCo shall, and shall cause the applicable SpinCo Group member to, assume and agree to perform and fulfill when due and, to the extent applicable, comply with, any and all of the Assumed Liabilities in accordance with their respective terms. The Parties acknowledge and agree that any Assumed Liability of any Transferred Entity shall be assumed for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity. For the avoidance of doubt, the Assumed Liabilities do not include any Excluded Liabilities, and no SpinCo Group member is assuming or agreeing to perform and fulfill when due or comply with any Excluded Liabilities.

2.2            Transfer Documents. Following the execution of this Agreement and prior to the Distribution Effective Time, the Parties shall, and shall cause the applicable members of their respective Groups to, execute and deliver all Transfer Documents that are necessary or desirable to effect the Separation. The Parties agree that each Transfer Document shall be in a form consistent with the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) with such provisions as are required by applicable Law in the jurisdiction in which the relevant Assets or Liabilities are located.

2.3            Waiver of Bulk-Sale and Bulk-Transfer Laws. Each Party hereby waives compliance by each other Party and its respective Group members with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the Separation Transactions.

2.4            Approvals and Notifications.

(a)            To the extent that the Transfer of any Asset or assumption of any Liability contemplated by Section 2.1 requires any Approvals or Notifications, from and after the date hereof, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable. SpinCo shall reimburse and make whole any member of the iStar Group that makes such payment, incurs such Liability or grants any accommodation to any Third Party to obtain any such Approvals or Notifications, to such Party’s reasonable satisfaction.

(b)            If and to the extent that the valid and complete Transfer of any Asset or the valid and complete assumption of any Liability contemplated by Section 2.1 would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made prior to the Distribution Effective Time, then, unless the Parties mutually shall otherwise determine, the Transfer of such Asset, or assumption of such Liability, as the case may be, shall be automatically deemed deferred and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any Asset that constitutes an Excluded Asset or Transferred Asset shall continue to constitute an Excluded Asset or Transferred Asset, and any Liability that constitutes an Excluded Liability or Assumed Liability shall continue to constitute an Excluded Liability or Assumed Liability for all other purposes of this Agreement and be subject to Section 2.4(c). In respect of the deferral of any such Liabilities, the applicable Group member to whom such Liability shall Transfer shall, to the extent not prohibited by Law, (i) indemnify, defend and hold harmless the Group of each other Party and pay, perform and discharge fully all of its obligations or other Liabilities that constitute a deferred Liability from and after the Distribution Effective Time, and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the applicable Group. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer or assumption of any Asset or Liability pursuant to this Section 2.4(b) are removed or any Approvals or Notifications the absence of which caused the deferral of Transfer or assumption of any Asset or Liability pursuant to this Section 2.4(b) are obtained or made, the Transfer or assumption of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.

(c)            If the Transfer or assumption of any Asset or Liability intended to be Transferred or assumed pursuant to Section 2.1 is not consummated prior to or at the Distribution Effective Time as a result of the provisions of Section 2.4(b) or for any other reason (including any misallocated transfers subject to Section 3.2), then, insofar as reasonably possible and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer or assumption thereof (or as otherwise determined by the Parties); and (ii) with respect to any deferred Assets or Liabilities, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability in substantially the same economic position as if such Asset or Liability had been Transferred or assumed as contemplated by Section 2.1 and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Group entitled to the receipt of such Asset or required to assume such Liability and as a result, to the extent reasonably practicable, no decisions shall be made with respect thereto without consent of the party entitled to receive such asset. Subject to Section 2.4(a), any Person retaining an Asset or a Liability due to the deferral of the Transfer or assumption of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.

2.5            Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.4:

(a)            Each of iStar and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to, as soon as reasonably practicable following the applicable Separation Transactions, (i) have any member(s) of the iStar Group removed as guarantor of, indemnitor of or obligor for any Assumed Liability, including the termination and release of any Security Interest on or in any Excluded Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of, indemnitor of or obligor for any Excluded Liability, including the termination and release of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Excluded Liability.

(b)            If and to the extent required:

(i)            to obtain a release of any member of the iStar Group from a guarantee or indemnity for any Assumed Liability, SpinCo or one or more members of the SpinCo Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Excluded Asset that may serve as collateral or security for any such Assumed Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which SpinCo or the SpinCo Group would be reasonably unable to comply or (ii) which SpinCo or the SpinCo Group would not reasonably be able to avoid breaching;

(ii)           to obtain a release of any member of the SpinCo Group from a guarantee or indemnity for any Excluded Liability, iStar or one or more members of the iStar Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Excluded Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which iStar or the iStar Group would be reasonably unable to comply or (ii) which iStar or the iStar Group would not reasonably be able to avoid breaching.

(c)            Until such time as iStar or SpinCo has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.5, (i) the Party or the relevant member of its Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability (in respect of a mortgage or otherwise) arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities (in respect of mortgages or otherwise) of such guarantor, indemnitor or obligor thereunder; and (ii) each of iStar and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto have theretofore terminated by documentation satisfactory in form and substance to such other Party.

2.6            Termination of Agreements, Settlement of Accounts between iStar and SpinCo.

(a)            Except as set forth in Section 2.6(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and iStar and each member of the iStar Group, on the other hand, hereby terminate all contracts and agreements between such Groups, effective as of the Distribution Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)           The provisions of Section 2.6(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) the Transaction Documents and any other agreement entered into in connection with the Transaction Documents (and each other agreement or instrument contemplated by, or that would be in furtherance of consummating the transactions contemplated by, the Transaction Documents), or any other agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.6(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of iStar or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any Shared Contracts.

(c)            Except as provided for in Section 2.10, all of the intercompany accounts receivable and accounts payable between any member of the iStar Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Distribution Effective Time shall, as promptly as practicable after the Distribution Effective Time, but in any event, no later than the last day of the quarter in which the Distribution Effective Time occurs, be repaid, settled or otherwise eliminated by means of cash payments or otherwise as determined by the Parties acting in good faith.

2.7            Treatment of Shared Contracts.

(a)            Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree, the portion of any contract, agreement, arrangement, commitment or understanding to which any member of the iStar Group is a party or by which any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time, that is related to the Transferred Business (any such contract, agreement, arrangement, commitment or understanding, a “Shared Contract”), shall be assigned, at or prior to the Distribution Effective Time, in relevant part to the applicable member(s) of the SpinCo Group, or appropriately amended prior to, at or after the Distribution Effective Time, so that the applicable member(s) of the SpinCo Group shall, as of the Distribution Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Transferred Business to the same extent received and borne as of immediately prior to the Distribution Effective Time with respect to such Shared Contract; provided, however, that (i) in no event shall any member of any iStar Group be required to assign (or amend) any portion of any Shared Contract which is not so assignable (or cannot be so amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group to receive the rights and benefits of that portion of each Shared Contract that relates to the Transferred Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the SpinCo Group pursuant to this Section 2.7(a), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the SpinCo Group pursuant to this Section 2.7. Notwithstanding the foregoing, no member of the iStar Group shall be required by this Section 2.7 to maintain in effect any Shared Contract, and no member of the SpinCo Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.

2.8            Bank Accounts.

(a)            Each Party agrees to use commercially reasonable efforts to take, or cause the members of its Group to take, at the Distribution Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend or substitute all contracts or agreements governing each bank and brokerage account owned by SpinCo (including any iStar bank or brokerage account that is part of the Transferred Business) or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by iStar (including any iStar bank or brokerage account that is not part of the Transferred Business) or any other member of the iStar Group (collectively, the “iStar Accounts”) so that each such SpinCo Account and iStar Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any iStar Account or SpinCo Account, respectively, is de-Linked from such iStar Account or SpinCo Account, respectively.

(b)            With respect to any outstanding checks issued or payments initiated by iStar, SpinCo, or any of the members of their respective Groups prior to the Distribution Effective Time, such outstanding checks and payments shall be honored following the Distribution Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

2.9              Cash Contribution. At or prior to the Distribution Effective Time, iStar shall have made a cash contribution of $50.0 million to SpinCo (the “Cash Contribution”).

2.10            Prorations.

(a)            Within 30 Business Days following the Distribution Effective Time, iStar shall prepare and deliver to SpinCo a statement, with reasonably detailed supporting calculations, setting forth its good faith calculation of proration amounts for customary items between the iStar Group and the SpinCo Group (the “iStar Statement”). Within fifteen (15) Business Days following the date on which iStar shall have delivered the iStar Statement, the relevant party shall pay, or cause to be paid, to the other Party or its designee the amount due as shown on the statement. The Parties will work together in good faith to resolve any questions or disagreements regarding the calculation of the proration payments due.

2.11            Disclaimer of Representations and Warranties. EACH OF ISTAR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ISTAR GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO THE PURCHASE AND SALE AGREEMENT PHYSICAL CONDITION OF ANY ASSETS, RIGHTS OR PROPERTIES COMPRISING ANY PART OF ANY TRANSFERRED ASSET OR EXCLUDED ASSET OR WHICH IS THE SUBJECT OF ANY LEASE, SUBLEASE, LOAN AGREEMENT, PURCHASE AND SALE AGREEMENT OR OTHER CONTRACT TO BE ASSUMED AT THE DISTRIBUTION EFFECTIVE TIME, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE PART OF ANY TRANSFERRED ASSET OR THE SUBJECT OF ANY REAL PROPERTY LEASE, SUBLEASE OR PURCHASE AND SALE AGREEMENT TO BE ASSUMED AT THE DISTRIBUTION EFFECTIVE TIME, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH OF ISTAR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ISTAR GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF ANY ASSETS TRANSFERRED HEREUNDER. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED, OR HAS HAD AN OPPORTUNITY TO CONDUCT, AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS TRANSFERRED HEREUNDER AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS TRANSFERRED HEREUNDER AS SUCH PARTY HAS DEEMED NECESSARY OR APPROPRIATE, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III

Additional Covenants; Conditions

3.1            Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, in addition to the actions specifically provided for elsewhere in this Agreement, and subject to Section 2.4, each of the Parties agrees to use commercially reasonable efforts, prior to, at and after the Distribution Effective Time, to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective the Separation Transactions and the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 3.3 to be satisfied; (b) obtain all necessary actions, waivers, consents, approvals, waiting period expirations or terminations, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authority, if any); (c) obtain all third party consents required to be obtained in order to effectuate the Separation Transactions (subject to Article II above); and (d) execute and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. To the extent any Liability to any Governmental Authority or any Third Party arises out of any such action or inaction described in clauses (a) through (d), the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability subject to Section 2.4.

3.2            Cooperation; Misallocations.

(a)            Without limiting the foregoing, each Party shall, and shall cause each of its respective Group members to, cooperate with the other Party, subject to Section 2.4, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all Transfer Documents and to make all filings with and provide all required Approvals or Notifications to, and to obtain all required Approvals or Notifications from, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Transferred Assets and the Excluded Assets and the assignment and assumption of the Assumed Liabilities and the Excluded Liabilities and the other transactions contemplated hereby and thereby.

(b)            To the extent that, from time to time after the Distribution Effective Time, any Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) retained by SpinCo or the SpinCo Group is ultimately determined to be an Excluded Asset, or SpinCo or the SpinCo Group is found to be subject to an Excluded Liability or otherwise identifies, receives or otherwise comes to possess an Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) or Liability that is allocated under this Agreement to the iStar Group but is received by or otherwise in the possession of SpinCo or the SpinCo Group, SpinCo will or will cause the applicable SpinCo Group member to Transfer (for no additional consideration) such Asset or Liability to the Person to which such Asset or Liability has been allocated under this Agreement or is otherwise determined to be an Excluded Asset or Excluded Liability, and such Person shall accept such Asset or Liability. Conversely, to the extent that, from time to time after the Distribution Effective Time, any Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) retained by iStar or the iStar Group is ultimately determined to be a Transferred Asset, or iStar or the iStar Group is found to be subject to an Assumed Liability or otherwise identifies, receives or otherwise comes to possess an Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) or Liability that is allocated under this Agreement to the SpinCo Group but is received by or otherwise in the possession of iStar or the iStar Group, iStar will or will cause the applicable iStar Group member to Transfer (for no additional consideration) such Asset or Liability to the Person to which such Asset or Liability has been allocated under this Agreement or is otherwise determined to be a Transferred Asset or Assumed Liability, and such Person shall accept such Asset or Liability.

(c)            In each of the scenarios described in Section 3.2(b), the Parties or their respective Group members shall execute such Transfer Documents and take such further acts which are reasonably necessary or desirable to effect the Transfer of such Assets or Liability to the Person to which such Asset or Liability has been allocated or determined under this Agreement, in each case such that each Party is put into the same after-Tax economic position as if such action had been taken on or prior to the Distribution Effective Time. In furtherance of the foregoing, each Party shall promptly pay or deliver to the Person to which such Asset or Liability has been allocated or otherwise determined under this Agreement any monies or checks which have been sent to such Party or its respective Group members by customers, suppliers or other contracting parties of the relevant business in respect of that business and which should have been sent to the Person to which such Asset or Liability has been allocated or otherwise determined (including promptly forwarding any invoices or similar documentation received in connection therewith).

(d)            Prior to the time any such Asset or Liability is so transferred, assigned or delivered to the applicable Person pursuant to this Section 3.2, such Asset or Liability shall be held in accordance with Section 2.4.

(e)            On or prior to the Distribution Effective Time, iStar and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by iStar, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

3.3            Conditions to the Distribution.

(a)            The consummation of the Distribution will be subject to the satisfaction of, or waiver by iStar of, the following conditions:

(i)            the SpinCo Loan Agreements shall have been executed or shall be ready to be executed, subject only to completion of the Distribution and the Merger;

(ii)           the SEC shall have declared effective the Form 10, with no order suspending the effectiveness of the Form 10 in effect, and with no proceedings for such purposes instituted or threatened by the SEC;

(iii)          the Information Statement shall have been mailed to, or shall be concurrently mailed to, the Record Holders;

(iv)          each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto or shall be ready to be executed upon consummation of the Merger;

(v)           no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation Transactions, the Distribution or any of the transactions related thereto shall be in effect;

(vi)          the SpinCo Common Stock to be distributed to the iStar stockholders in the Distribution shall have been accepted for listing on the Designated Exchange, subject to official notice of distribution; and

(vii)         the Parties to the Merger Agreement shall have confirmed that the conditions to the closing of the Merger have been satisfied or waived, other than the Distribution, the filing of Articles of Merger and any other conditions that by their nature are satisfied at the closing of the Merger.

(b)            The foregoing conditions are for the sole benefit of iStar and shall not give rise to or create any duty on the part of iStar or the iStar Board to waive or not waive any such condition or in any way limit iStar’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the iStar Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.

3.4            Certain Provisions Regarding the Distribution.

(a)            If iStar undertakes a stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or similar change in its common stock prior to the Distribution Effective Time, the Distribution Ratio shall be appropriately adjusted and publicly reported in advance of the Distribution Effective Time.

(b)           Subject to Section 3.3, on or prior to the Distribution Effective Time, iStar will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of SpinCo Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the iStar common stock to instruct the Agent to distribute at the Distribution Effective Time the appropriate number of shares of SpinCo Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of shares of SpinCo Common Stock. The Distribution shall be effective at the Distribution Effective Time.

(c)            No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Effective Time, iStar shall direct the Agent to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing market prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of iStar, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.4(c). Neither iStar nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of iStar or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of iStar capital stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)            Any shares of SpinCo Common Stock or cash in lieu of fractional shares with respect to shares of SpinCo Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such shares of SpinCo Common Stock for the account of such Record Holder, and the Parties agree that all obligations to provide such shares of SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and iStar shall have no Liability with respect thereto.

(e)            Until the shares of SpinCo Common Stock are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Distribution Effective Time, SpinCo will regard the Persons entitled to receive such shares of SpinCo Common Stock as record holders of SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Distribution Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of SpinCo Common Stock then held by such holder.

Article IV

Mutual Releases; Indemnification

4.1            Release of Pre-Distribution Claims.

(a)            Release of iStar. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge (i) iStar and the members of the iStar Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the iStar Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Effective Time are or have been stockholders, directors, officers, agents or employees of any Transferred Entity and who are not, as of immediately following the Distribution Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation Transactions, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Transferred Business, the Transferred Assets or the Assumed Liabilities.

(b)            Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, iStar does hereby, for itself and each other member of the iStar Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the iStar Group (in each case, in their respective capacities as such), release and forever discharge (i) SpinCo and the members of the SpinCo Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Excluded Liabilities and (B) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Excluded Business, the Excluded Assets or the Excluded Liabilities.

(c)            Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce any Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.6(b) as not to terminate as of the Distribution Effective Time, in each case in accordance with its terms. For the avoidance of doubt, nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)            any Liability provided in or resulting from any agreement among any members of the iStar Group or the SpinCo Group that is specified in Section 2.6(b) as not to terminate as of the Distribution Effective Time, or any other Liability specified in Section 2.6(b) as not to terminate as of the Distribution Effective Time;

(ii)           any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under any Transaction Document;

(iii)          any Liability that the Parties may have arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document filed by SpinCo, iStar or any member of their respective Groups;

(iv)          any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Transaction Documents;

(v)           any Liability that the Parties may have arising out of such Party’s willful or intentional misconduct or fraud; or

(vi)          any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the iStar Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the iStar Group on or prior to the Distribution Effective Time, subject to the applicable exceptions in any indemnification agreement to which such director, officer, or employee is a party, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, SpinCo shall indemnify iStar for such Liability (including iStar’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)            No Actions. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against iStar or any other member of the iStar Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a), except for Liabilities excluded pursuant to Section 4.1(c). iStar shall not make, and shall not permit any other member of the iStar Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b), except for Liabilities excluded pursuant to Section 4.1(c).

(e)            Execution of Further Releases. At any time at or after the Distribution Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2            Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement (including Section 9.13) or in any Transaction Document, from and after the Distribution Effective Time, to the fullest extent permitted by Law, SpinCo shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless iStar, each other member of the iStar Group (including the SAFE Group after the effective time of the Merger) and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “iStar Indemnitees”), from and against any and all Liabilities of the iStar Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)            any Assumed Liability, or any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(b)            third-party claims relating to the Transferred Business or Transferred Assets;

(c)            any breach by SpinCo or any other member of the SpinCo Group of any of the Transaction Documents;

(d)            any use by SpinCo or any other member of the SpinCo Group of any Know-How licensed to the SpinCo Group pursuant to this Agreement;

(e)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement, or any other Disclosure Document filed by SpinCo or any member of the SpinCo Group, other than the matters described in Section 4.3(d); and

(f)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in SpinCo’s or any SpinCo Group member’s name in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by iStar or any member of the iStar Group; it being agreed that all other information in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by iStar or any member of the iStar Group shall be deemed to be information supplied by iStar or any member of the iStar Group.

4.3            Indemnification by iStar. Except as otherwise specifically set forth in this Agreement (including Section 9.13) or in any Transaction Document, from and after the Distribution Effective Time, to the fullest extent permitted by Law, iStar shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless SpinCo each other member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)            any Excluded Liability, or any failure of iStar, any other member of the iStar Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(b)            third-party claims relating to the Excluded Business or Excluded Assets;

(c)            a breach by iStar or any other member of the iStar Group of any of the Transaction Documents;

(d)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in iStar or any iStar Group member’s name in the Form 10, the Information Statement or any other Disclosure Document filed by SpinCo or any member of the SpinCo Group; it being agreed that all other information in the Form 10, the Information Statement or any other Disclosure Document filed by SpinCo or any member of the SpinCo Group shall be deemed to be information supplied by SpinCo or any member of the SpinCo Group; and

(e)            any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by iStar or any member of the iStar Group, other than the matters described in Section 4.2(e).

4.4            Limitations on Indemnification Obligations.

(a)            The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)            The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under any Transaction Document.

(c)            The Parties agree that no Indemnitee shall be entitled to indemnification, contribution or reimbursement pursuant to this Article IV for any special, punitive or exemplary damages, except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnitee to a Third Party in connection with a Third-Party Claim.

4.5            Procedures for Indemnification of Third-Party Claims.

(a)            Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the iStar Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)            Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim, and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)            Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)            Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.6 and 6.7, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees if the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim.

(e)            No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

4.6            Additional Matters.

(a)            Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)            Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within the thirty (30)-day period, the Indemnitee shall send a second notice to the Indemnifying Party, marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE SEPARATION DISTRIBUTION, AND TRANSITION SERVICES AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND SHALL RESULT IN YOUR RIGHT TO OBJECT BEING WAIVED” and the envelope containing the notice must be marked “PRIORITY.” If the Indemnifying Party does not respond within such ten (10)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such later ten (10)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)            Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)            Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)            Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7            Right of Contribution.

(a)            Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)            Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the Transferred Business (except for the gross negligence or intentional misconduct of a member of the iStar Group) prior to the Distribution Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of iStar or any other member of the iStar Group; and (ii) any fault associated with the ownership, operation or activities of the Excluded Business prior to the Distribution Effective Time shall be deemed to be the fault of iStar and the other members of the iStar Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8            Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Excluded Liabilities by iStar or a member of the iStar Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9            Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10          Survival of Indemnities. The rights and obligations of each of iStar and SpinCo and their respective Indemnitees under this Article IV shall survive (a) any merger, consolidation, business combination, sale of all or substantially all of its Assets; (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group or (c) any sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities. In the event of any transaction described in clause (a), (b) or (c), the surviving company of such transaction shall expressly assume and be bound by this Agreement.

Article V

Certain Other Matters

5.1            Insurance Matters.

(a)            From and after the Distribution Effective Time, (i) iStar shall be entitled to terminate, or cause to be terminated, coverage under existing insurance policies with respect to the Transferred Assets and Assumed Liabilities, (ii) iStar shall be entitled to cause the Excluded Assets and Excluded Liabilities to be covered by existing or new insurance policies of the iStar Group, and (iii) SpinCo shall cause the Transferred Assets and the Assumed Liabilities to be covered by existing or new insurance policies of the SpinCo Group.

(b)            This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of either Group in respect of any insurance policy or any other contract or policy of insurance.

(c)            From and after the Distribution Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group or the iStar Group, as the case may be (the “Loss Party”), arising from events or occurrences prior to the date on which the Distribution Effective Time occurs (“Insurance Termination Date”), iStar or SpinCo, respectively (the “Insured Party”), will provide the Loss Party with access to, and the Loss Party may, upon ten (10) days’ prior written notice to the Insured Party, make claims under the Insured Party’s third-party insurance policies in place prior to the Insurance Termination Date and the Insured Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Loss Party’s Group prior to the Insurance Termination Date; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)            the Loss Party shall report any claim to the Insured Party as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with the Insured Party’s claim reporting procedures provided in advance to the Loss Party and in effect immediately prior to the Insurance Termination Date (or in accordance with any modifications to such procedures after the Insurance Termination Date communicated by the Insured Party to the Loss Party in writing in advance of any such claim);

(ii)            the Loss Party and the members of its Group shall exclusively bear and be liable for (and neither the Insured Party, nor any member of its Group, shall have any obligation to repay or reimburse Loss Party or any member of its Group for), and shall indemnify, hold harmless and reimburse the Insured Party and the members of its Group for, any deductibles, self-insured retention, fees and expenses incurred by the Insured Party or any members of its Group to the extent resulting from any access by the Loss Party or any other members of its Group to, or any claims made by the Loss Party or any other members of its Group under, any insurance provided pursuant to this Section 5.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Loss Party’s Group, its employees or Third Parties; and

(d)            All payments and reimbursements by the Loss Party pursuant to this Section 5.1 will be made within thirty (30) days after the Loss Party’s receipt of an invoice therefor from the Insured Party. If the Insured Party incurs costs to enforce the Loss Party’s obligations herein, the Loss Party agrees to indemnify and hold harmless the Insured Party for such enforcement costs, including reasonable attorneys’ fees. The Insured Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Loss Party Liabilities and/or claims the Loss Party has made or could make in the future, and no member of the Loss Party’s Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Insured Party’s insurers with respect to any of the Insured Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Loss Party shall cooperate with the Insured Party and share such information as is reasonably necessary in order to permit the Insured Party to manage and conduct its insurance matters as it deems appropriate. Neither the Insured Party nor any of the members of the Insured Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Insured Party or any member of the Insured Party’s Group for any acts or omissions by any member of the Loss Party’s Group incurred prior to the Insurance Termination Date.

5.2            Late Payments. Except as expressly provided to the contrary in this Agreement, any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand shall accrue interest at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal.

5.3            Warranties of Title to Real Property.

(a)            The parties acknowledge that certain land, improvements, fixtures, and related rights with respect to certain real property (“Real Property”) will be transferred as a Transferred Asset via a special warranty, limited warranty, grant deed, or similar instrument (each “Deed”) by one or members of iStar Group (each, “Transferor”) to a member of the SpinCo Group receiving such Real Property (each, “Transferee”) as set forth on Schedule 5.3(a) attached hereto.

(b)            Each such Transferor is the named insured (or successor insured) under that certain Owner’s Policy of Title Insurance covering the Real Property owned by such Transferor and being conveyed by Deed to a Transferee as set forth on such Schedule 5.3(b) attached hereto (each, a “Policy”) listed opposite the name of such Transferor, Transferee and Real Property.

5.4            Inducement. SpinCo acknowledges and agrees that iStar’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the Assumed Liabilities pursuant to the Separation Transactions and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.5            Post-Effective Time Conduct. The Parties acknowledge that, after the Distribution Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or members of such other Party’s Group.

5.6            Non-Solicitation Covenant. For a period of two (2) years from and after the Distribution Effective Time, neither SpinCo nor any of its Subsidiaries shall, and SpinCo shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to directly or indirectly solicit for employment or employ or cause to leave the employ of iStar or any of its Subsidiaries any employee of iStar or any of its Subsidiaries with a title of Vice President or higher. Nothing in this Section 5.6 shall prohibit SpinCo (and its Subsidiaries or Representatives acting on their behalf) from (i) making general solicitations for employment not specifically directed at iStar, its Subsidiaries or Affiliates or any of its employees and employing any person who responds to such solicitations, (ii) soliciting for employment, hiring or employing any person referred to it by a recruiter who has not been engaged for the purpose of specifically recruiting, nor given instructions to recruit specifically, such person or employees of iStar or its Subsidiaries or Affiliates generally, or (iii) soliciting for employment, hiring or employing any person who ceased to be employed by iStar or its Subsidiaries at least six (6) months prior to such solicitation, hiring or employment.

Article VI

Exchange of Information; Confidentiality

6.1            Agreement for Exchange of Information. Subject to Section 6.8 and any other applicable confidentiality obligations, each of iStar and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group reasonably requests to the extent that (i) such Information relates to the Transferred Business, or any Transferred Asset or Assumed Liability (including information, books and records primarily related to the Transferred Business contained on the Yardi Systems accounts of iStar or the iStar Group), if SpinCo is the requesting Party, or to the Excluded Business, or any Excluded Asset or Excluded Liability, if iStar is the requesting Party; (ii) such Information is reasonably required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is reasonably required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental to the Party providing the Information, could violate any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege or the work product doctrine, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.3.

6.2            Ownership of Information. The provision of any Information pursuant to Section 6.1 or Section 6.6 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

6.3            Record Retention. For a period of two (2) years from and after the Distribution Effective Time or until such later date as may be required by applicable Law or the policies of iStar or SpinCo in effect as of the Distribution Effective Time, to facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control at the Distribution Effective Time.

6.4            Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information. No Party shall be liable to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.3.

6.5            Other Agreements Providing for Exchange of Information.

(a)            The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b)            Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.6            Production of Witnesses; Records; Cooperation.

(a)            Subject to Section 6.8 and any other applicable confidentiality obligations, after the Distribution Effective Time, except in the case of an adversarial Action or dispute between iStar and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)            If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)            Without limiting any provision of this Section 6.6, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, each of the Parties shall cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d)            The obligation of the Parties to provide witnesses pursuant to this Section 6.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether such persons could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.6(a)).

6.7            Privileged Matters.

(a)            The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the iStar Group and the SpinCo Group, and that each of the members of the iStar Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time, which services will be rendered solely for the benefit of the iStar Group or the SpinCo Group, as the case may be.

(b)            The Parties agree as follows:

(i)            iStar shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Excluded Business and not to the Transferred Business, whether or not the Privileged Information is in the possession or under the control of any member of the iStar Group or any member of the SpinCo Group. iStar shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the iStar Group or any member of the SpinCo Group;

(ii)           SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Transferred Business and not to the Excluded Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the iStar Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the iStar Group; and

(iii)          if the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree.

(c)            Subject to the remaining provisions of this Section 6.7, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.7(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)            If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)            In the event of any adversarial Action or dispute between iStar and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.7(c); provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)            Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)            In the event either Party inadvertently discloses any Privileged Information or inadvertently waives any privilege or immunity as to which the other Party has any interest, that Party shall immediately (i) advise the other Party of the inadvertent disclosure or waiver and (ii) take all reasonably available steps to claw back any waived or disclosed Information and restore the privilege or immunity.

(h)            Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of iStar and SpinCo set forth in this Section 6.7 and in Section 6.8 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)            In connection with any matter contemplated by Section 6.6 or this Section 6.7, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.8            Confidentiality.

(a)            Confidentiality. Subject to Section 6.9, from and after the Distribution Effective Time until the five (5) year anniversary of the Distribution Effective Time or, as it relates to confidential and proprietary Information that is a trade secret, until such time such Information is no longer a trade secret, each of iStar and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that is applied to protecting such Party’s own Information, all confidential and proprietary Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) is generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential Information of the other Party or any member of such Party’s Group. If any confidential and proprietary Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)            No Release; Return or Destruction. Each Party agrees not to release or disclose, directly or indirectly, or permit to be released or disclosed, any Information addressed in Section 6.8(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.9. Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after written request of the other Party either return to the other Party all Tangible Information (including all copies thereof and all notes, extracts or summaries based thereon) or destroy, and notify the other Party in writing that it has destroyed, such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Tangible Information maintained on routine computer system backup tapes, disks or other backup storage.

(c)            Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.9            Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules of an applicable stock exchange or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

Article VII

TAX MATTERS

7.1            Allocation of Tax Liabilities

(a)            iStar shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against, any liability for Taxes that are attributable to Tax Periods, or portions thereof, ending on the date that SpinCo is distributed out of, and is no longer wholly-owned by, iStar REO Holdings TRS LLC (the “Cutoff Date”). SpinCo shall be liable for, and shall indemnify and hold harmless the iStar Group from and against, any liability for any Taxes of SpinCo that are attributable to any Tax Period, or portion thereof, beginning after the Cutoff Date.

(b)            To the extent that any Tax Period begins before and ends after the Cutoff Date, all Taxes of SpinCo shall be apportioned between the periods before and after the Cutoff Date based on a closing of the books and records on the close of the Cutoff Date, provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

(c)            Any Transfer Taxes resulting from the Distribution or any related transaction shall be payable by SpinCo, unless otherwise agreed by iStar.

(d)            Any payment made pursuant to this Section 7.1 shall be made without duplication for any payment made under Section 2.10 as a proration payment.

7.2            Tax Return Filings and Tax Payments.

(a)            SpinCo shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by it after the Cutoff Date. With respect to any such Tax Return that could reasonably be expected to materially impact the Tax Liability of any member of the iStar Group, SpinCo shall notify iStar within 15 Business Days prior to filing such Tax Return and shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by iStar.

(b)            SpinCo hereby agrees that, unless iStar consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, no member of the SpinCo Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Tax Return of the iStar Group or any Tax allocable to iStar under Section 7.1 without the prior consent of iStar.

(c)            If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) Business Days after the Payor’s written demand therefor.

7.3            Tax Refunds. The iStar Group shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes allocable to iStar pursuant to Section 7.1, and SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SpinCo is liable hereunder. A party receiving a refund to which another party is entitled hereunder shall pay over such refund to such other party within twenty (20) Business Days after such refund is received.

7.4            Assistance and Cooperation

(a)            The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)            Any information or documents provided under this Article VII shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that iStar determines that the provision of any information or documents to SpinCo or any of its Affiliates, or SpinCo determines that the provision of any information or documents to iStar or any iStar Affiliate, could be commercially detrimental, violate any Law or agreement or waive any privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.

7.5            Tax Contests. Any matters arising from a pending Tax audit, assessment or proceeding or any other Tax Contest shall be governed by Section 4.5 of this Agreement.

7.6            Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, the Parties will treat any Indemnity Payments made pursuant to this Agreement or any Ancillary Agreement by iStar or SpinCo, or vice versa, or any of their Affiliates, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that iStar and SpinCo treat a payment as the settlement of an intercompany liability; provided, however, that any such payment that is made or received by a Person other than iStar or SpinCo, as the case may be, or their Affiliates shall be treated as if made or received by the payor or the recipient as agent for iStar or SpinCo, in each case as appropriate. No Party shall take any position inconsistent with the treatment described in the preceding sentence; provided, however, that neither Party shall be required to litigate before any court any challenge to such treatment. To the extent any payment to any member of the iStar Group is properly attributable to a taxable REIT subsidiary of iStar (or any successor thereto), the parties shall treat such payment in a manner consistent with the receipt of such payment by the taxable REIT subsidiary or its successor, rather than any other entity in the iStar Group.

7.7            Indemnity Payment Escrow. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, if SpinCo is required to pay any member of the iStar Group any Indemnity Payment that could reasonably result in income to iStar for U.S. federal income Tax purposes if paid, then, unless iStar shall have received a tax opinion of a Tax Advisor or a ruling from the Internal Revenue Service to the effect that its receipt of such payment should be treated as qualifying income with respect to iStar for purposes of Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”) or shall be excluded from income for such purposes (such opinion or ruling, a “Positive Tax Opinion or Ruling”), and notified SpinCo in writing of its receipt of such Positive Tax Opinion or Ruling and directed that payment be made otherwise than into escrow as provided below, the amounts payable to iStar shall be limited to the maximum amount (“Allowed Amount”) that can be paid without causing iStar’s receipt of its share of such funds to cause iStar to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income and iStar has 0.5% of its gross income from unknown sources during such year that does not constitute Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), as determined by independent accountants to iStar, and any excess of the amount of the indemnification payment over the Allowed Amount (such excess, the “Escrowed Amount”) shall be placed into escrow. Any such Escrowed Amount shall be retained by the escrow agent in a separate interest-bearing, segregated account for the account of SpinCo. iStar shall pay all costs associated with obtaining any tax opinion of a Tax Advisor or ruling from the Internal Revenue Service described above. The Escrowed Amount shall be fully disbursed (and therefore any unpaid portion of the indemnification payment shall be paid to iStar) upon the escrow agent’s receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to iStar that any additional amount of the indemnification payment may be disbursed to iStar without causing iStar to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income and iStar has 0.5% of its gross income from unknown sources during such year that does not constitute Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), the determination of such independent accountants shall be provided to the escrow agent and such additional amount shall be disbursed to iStar. At the end of the third calendar year beginning after the date on which SpinCo’s obligation to pay the indemnification payment arose (or earlier if directed by iStar), any remainder of the Escrowed Amount (together with interest thereon) then being held by the escrow agent shall be disbursed to SpinCo and, in the event that the indemnification payment has not by then been paid in full, such unpaid portion shall never be due. SpinCo shall bear any and all expenses associated with the escrow of the Escrowed Amount.

7.8            Intended Tax Treatment. The Parties intend to treat the Distribution as a distribution under Section 301 of the Code. No Party shall take any position inconsistent with the treatment described in the preceding sentence.

Article VIII

Termination

8.1            Termination. This Agreement may be terminated prior to the Distribution Effective Time by iStar, on behalf of the iStar Group or on behalf of the SpinCo Group, only if (1) the Merger Agreement is terminated or (2) any order, injunction or decree issued by any Governmental Authority of competent jurisdiction or any other legal restraint or prohibition shall be in effect permanently preventing the consummation of the Separation Transactions or any of the transactions related thereto, which order, decree, ruling or other action is final and nonappealable. After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties with the prior authorization of the independent directors of each Party.

8.2            Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article IX

Miscellaneous

9.1            Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement (including the exhibits, schedules and appendices hereto), along with the Merger Agreement, the schedules and exhibits thereto and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(b)            iStar represents on behalf of itself and each other member of the iStar Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(c)            This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon delivery if no automated notice of delivery failure is received by the sender), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to iStar, to:

iStar Inc.
1114 Avenue of the Americas
39th Floor
New York, New York 10036

Attention:	Chief Legal Officer
E-mail:	dheitner@istar.com

If to SpinCo, to:

[SPINCO]
1114 Avenue of the Americas
39th Floor
New York, New York 10036

Attention:	Chief Financial Officer
E-mail:	basnas@istar.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.3            Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.4            Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any iStar Indemnitee or SpinCo Indemnitee in their respective capacities as such and the consent rights of the Special Committee of the Board of Directors of SAFE provided in Section 9.12, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.5            Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of Laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies. Each of the Parties hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the federal court located in Baltimore, Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. Each of the Parties accepts, for itself and in respect of its property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other Party may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 9.2 or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any of the Parties in any such courts. Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. Each of the Parties hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.

9.6            Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Distribution that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.7            Assignment. Neither this Agreement, nor any of the rights, interests or obligations of the Parties hereunder, shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, subject to Section 4.10, (a) any merger, consolidation, business combination, sale of all or substantially all of a Parties’ Assets; or (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group shall not require the prior written consent of the other Parties. No assignment permitted by this Section 9.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

9.8            No Set-Off. Except as set forth in this Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to either such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

9.9            Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.10            Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation Transactions and shall remain in full force and effect.

9.11            Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.12            Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that. notwithstanding anything to the contrary in this Agreement, any waiver, amendment, supplement or modification of any provision of this Agreement prior to the closing of the Merger may only be made with the prior written consent of the Special Committee of the Board of Directors of SAFE.

9.13            Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by this Agreement, neither SpinCo or any member of the SpinCo Group, on the one hand, nor iStar or any member of the iStar Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

9.14            Performance. iStar will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the iStar Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

9.15            Responsibility for Expenses.

(a)            Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Distribution Effective Time in connection with the preparation, execution, delivery and consummation of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by SpinCo.

(b)            Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Distribution Effective Time.

9.16            Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

iSTAR INC.

By:
Name:
Title:

[SPINCO]

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

Exhibit A

Transferred Assets and Liabilities

The Transferred Assets shall include:

1.	all issued capital stock or other equity interests owned by iStar or a Subsidiary thereof in (a) each Subsidiary of SpinCo as of the Distribution Effective Time, and (b) each of the following entities (the “Transferred Entities”):

Entity	Owner (iStar or a Subsidiary thereof)	Interest

Exh. A-1

Entity	Owner (iStar or a Subsidiary thereof)	Interest

Exh. A-2

Entity	Owner (iStar or a Subsidiary thereof)	Interest

2.	all right, title and interest of iStar or a Subsidiary thereof, whether as owner, mortgagee or holder, of a Security Interest therein, of the following properties:

•	[addresses]

3.	the SAFE Shares;

4.	(a) all of the trademark rights of iStar or its Subsidiaries in the name and logo of SpinCo, the names and logos of the SpinCo Subsidiaries, the names and logos of the real estate-related assets and development projects held by the SpinCo Group and (b) the Know-How used to conduct the Transferred Business except that, if any of such Know-How was (x) used by the iStar Group prior to the Distribution Effective Time for the part of its business excluding the Transferred Business, or (y) will be used by the iStar Group after the Distribution Effective Time, such Know-How shall not be a Transferred Asset and instead, effective as of the Distribution Effective Time, iStar grants, or shall cause its relevant Group member to grant, to the SpinCo Group, a limited, perpetual, non-exclusive, non-transferable, fully paid-up license to use such Know-How in the field-of-use that the SpinCo Group will be operating in immediately after the Distribution Effective Time. Such Know-How is being licensed “as is” and iStar hereby disclaims all representations and warranties, whether express, implied, statutory, or otherwise with respect thereto;

5.	all computing peripherals (monitors, keyboards, webcams, etc.), tablets, conference room cameras/computers/display units, and server room equipment owned by iStar or its Subsidiaries as of the Distribution Effective Time located in _____________________________________;

Exh. A-3

6.	all contracts entered into in the name of, or expressly on behalf of, SpinCo, any subsidiary of SpinCo, or any of the Transferred Entities of iStar or a Subsidiary thereof;

7.	all other Assets primarily related to the properties owned by the Transferred Entities, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

8.	all Shared Contracts to the extent allocated to the SpinCo Group pursuant to Section 2.7;

9.	all Permits of iStar or its Subsidiaries used primarily in the Transferred Business, other than those used in the Excluded Business;

10.	all books and records, wherever located, of iStar or its Subsidiaries primarily related to the Transferred Business other than the Excluded Business, solely to the extent such books and records related to the Transferred Business (and subject to the access rights retained by iStar and its Subsidiaries pursuant to this Agreement or any Ancillary Agreement (or the Exhibits or Schedules hereto or thereto));

11.	all accounts receivable, rights, claims demands, causes of action, judgments, decrees, and rights to indemnify or contribution in favor of iStar or its Subsidiaries that are primarily related to the Transferred Business, other than to the extent such relates to the Excluded Business; or as otherwise addressed in the Agreement; and

13.	all other assets mutually agreed by the Parties to be transferred to SpinCo or any other member of the SpinCo Group prior to the Distribution.

The Assumed Liabilities shall include:

1.	all Liabilities under contracts or agreements assumed in connection with the Transferred Business;

2.	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to, on or after the Distribution, other than to the extent relating to the Excluded Business;

3.	all guarantees and indemnitees in respect of any of the Transferred Assets or Assumed Liabilities;

4.	all Third-Party Claims, other than to the extent relating to the Excluded Business;

5.	all insurance charges related to the Transferred Business and Transferred Assets.

Exh. A-4

Exhibit B

Excluded Assets and Liabilities

The Excluded Assets shall include:

1.	all issued capital stock or other equity interests in subsidiaries, joint ventures, partnerships or similar entities owned directly or indirectly by iStar or its Subsidiaries**, other than those entities expressly listed as Transferred Assets;

2.	all right, title and interest of iStar or its Subsidiaries, whether as owner, mortgagee or holder, of a Security Interest therein, of all properties owned by iStar or its Subsidiaries, other than those properties that are Transferred Assets;

3.	all other Assets related to the Excluded Business, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the foregoing properties;

4.	all of the Intellectual Property of iStar or its Subsidiaries (including with respect to the use of any or all Intellectual Property related to the brands or businesses of any member of the iStar Group), other than the Intellectual Property included in the Transferred Assets;

5.	all cash-on-hand held by iStar and its Subsidiaries, other than the Cash Contribution;

6.	all contracts entered into in the name of, or expressly on behalf of iStar or its Subsidiaries (other than, and solely to the extent that, such contracts are Transferred Assets);

7.	all Shared Contracts to the extent allocated to the iStar Group pursuant to Section 2.7;

8.	all Permits of iStar or its Subsidiaries used in the Excluded Business;

9.	all books and records, wherever located, of iStar or its Subsidiaries related to the Excluded Business;

10.	all accounts receivable, rights, claims demands, causes of action, judgments, decrees and rights to indemnify or contribution in favor of iStar or its Subsidiaries that are related to the Excluded Business; and

11.	all other assets mutually agreed by the Parties to be retained by iStar or any of its Subsidiaries prior to the Distribution.

The Excluded Liabilities shall include:

1.	all Liabilities (including Environmental Liabilities) relating to underlying circumstances or facts existing, or events occurring, prior to, on, or after the Distribution, to the extent relating to the Excluded Business or Excluded Assets, in each case, other than the Transferred Business;

**	All references in this Exhibit to iStar and subsidiaries of iStar shall be deemed to include SAFE and Subsidiaries of SAFE after the effective time of the Merger.

Exh. B-1

2.	all guarantees and indemnitees in respect of any of the Excluded Assets or Excluded Liabilities other than the Transferred Business;

3.	all Third-Party Claims to the extent relating to the Excluded Assets or Excluded Liabilities other than the Transferred Business; and

4.	all insurance charges related to the Excluded Business and Excluded Assets other than the Transferred Business.

Exh. B-2

Exhibit C

Management Agreement

Exh. C-1

Exhibit D

Distribution Steps Plan

Exh. D-1